Exhibit 10.3

MEDBOX, INC.

8439 WEST SUNSET BLVD., SUITE 101

WEST HOLLYWOOD, CA 90069

April 3, 2015

YA Global Master SPV, Ltd.

c/o Yorkville Advisors Global LP

Investment Manager

1012 Springfield Avenue

Mountainside, New Jersey 07092

Gentlemen:

The Company has entered into a Securities Purchase Agreement, dated September 18, 2014 (the “Original Purchase Agreement”) with YA Global Master SPV, Ltd (the “Purchaser”) providing for the issuance of 5% Convertible Debentures in the aggregate principal amount of $2,500,000 (the “Debentures”). On September 19, 2014 the Company issued the first Debenture under the Original Purchase Agreement to the Purchaser in the principal amount of $1,000,000. On January 28, 2015 the Company amended and restated this $1,000,000 Debenture and issued the Purchaser and Amended and Restated version of the Debenture reflecting the modified terms. Also on January 28, 2015 the Company and the Purchaser entered into an Amendment, Modification, and Supplement to the Securities Purchase Agreement (the “Amendment Agreement”) which amended the Original Purchase Agreement on January 28, 2015 (the Original Purchase Agreement, as amended shall be referred to herein as the “Purchase Agreement”), pursuant to which certain terms and conditions of the Original Purchase Agreement were modified and the form of the Debentures to be issued at the closing were updated. Capitalized terms not defined in this letter shall have the meanings set forth in the Purchase Agreement.

This letter memorializes the parties understanding with respect to the waiver of certain closing conditions under the Purchase Agreement with respect to the Fourth Modified Closing and the Fifth Modified Closing as follows:

(i) The amount of the fourth Tranche shall be increased by $200,000 such that it shall be a Tranche in the Principal Amount of the $300,000 for a Subscription Amount of $300,000.

(ii) The amount of the fifth Tranche shall be decreased by $200,000 such that it shall be a Tranche in the Principal Amount of the $1,000,000 for a Subscription Amount of $1,000,000.

(iii) Purchaser hereby waives, with respect to the Fourth Modified Closing, the condition that the Company has received its first comment letter form the Commission in respect of the new Registration Statement to be filed as set forth in Section 2.1(c) of the Amendment Agreement.

(iv) The waiver is subject to execution and delivery of mutually acceptable forms of a Debenture and Warrant with respect to the Fourth Modified Closing.

No other provisions of the Purchase Agreement have been waived, and this waiver is limited to the Third Modified Closing.

The parties further agree that the Fixed Conversion Price, as defined in each of the Debentures, has been reduced to $1.83 as a result of a dilutive issuance.

Very truly yours,

Medbox, Inc.

By:
Name:
Title:	CFO

Acknowledged and Agreed:

YA Global Master SPV, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:
Name:	David Gonzalez
Title:	Partner & General Counsel